UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2017 (June 22, 2017)

Vince Holding Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36212	75-3264870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 5th Avenue – 20th Floor New York, New York 10110		10110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-2600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01   Entry Into a Material Definitive Agreement

On June 22, 2017, Vince, LLC (the “Borrower”), an indirect wholly owned subsidiary of Vince Holding Corp. (the “Company”), entered into a Second Amendment (the “ABL Amendment”) to the credit agreement (as amended, the “Revolving Credit Facility”), dated as of November 27, 2013, among the Borrower, the guarantors party thereto, Bank of America, N.A., as administrative agent and as collateral agent (“BofA”), and each lender party thereto.

The ABL Amendment, among other changes described below, reflects the terms of the side letters we previously entered into with BofA, as disclosed in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 2017 (filed with the U.S. Securities and Exchange Commission on June 8, 2017).

The ABL Amendment increases availability under the borrowing base under the Revolving Credit Facility by (i) including in the borrowing base up to $5,000,000 of cash at the Company so long as such cash is in a deposit account subject to “control” by the agent, (ii) temporarily increasing the concentration limit for accounts due from a specified wholesale partner through July 31, 2017 and (iii) including in the borrowing base certain letters of credit (the “Specified LCs”), that are to be issued for the benefit of BofA as credit support for the obligations outstanding under the Revolving Credit Facility.  The Specified LCs are described below in further detail.

In addition, the ABL Amendment changes the financial maintenance covenant in the Revolving Credit Facility from a springing minimum EBITDA covenant to a minimum excess availability covenant that must be satisfied at all times.  The new financial maintenance covenant requires the loan parties to have excess availability of not less than the greater of 12.5% of the adjusted loan cap then in effect and $5,000,000.  The ABL Amendment also (x) increases the applicable margin on all borrowings of revolving loans by 0.50% per annum and (y) temporarily lowers the thresholds for what constitutes a trigger event, such that through August 15, 2017, a trigger event means the greater of 12.5% of the adjusted loan cap then in effect and $5,000,000 and from and after August 15, 2017, the greater of 15% of the adjusted loan cap then in effect and $6,000,000.

The ABL Amendment also includes a consent from the Revolving Credit Facility lenders with respect to certain proposed amendments to the credit agreement (the “Term Loan Facility”), dated as of November 27, 2013, among the Borrower, Vince Intermediate Holding, LLC, as borrower, the Company, as guarantor, the lenders party thereto, BofA, as administrative agent, JP Morgan Chase Bank and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers, and Cantor Fitzgerald as documentation agent. Discussions with our Term Loan Facility lenders are ongoing and we can offer no assurances that we will be able to reach an agreement to amend our Term Loan Facility.

The Specified LCs are issued under a credit facility that we entered into with Bank of Montreal on June 22, 2017 (the “BMO LC Line”). The BMO LC Line is guaranteed by Sun Capital Fund V, L.P. (“Sun Fund V”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital”). The initial Specified LC is in the amount of $5,000,000 with a maximum draw amount for all Specified LCs of $10,000,000.  The BMO LC Line may be secured subject to the terms of an intercreditor agreement between BofA and Bank of Montreal. BofA will be permitted to draw on the Specified LCs upon the occurrence of certain events specified in a letter agreement (the “Letter Agreement”), dated June 22, 2017, by and among the Borrower, as account party under the BMO LC Line as well as borrower under the Revolving Credit Facility, BofA, as agent pursuant to the Revolving Credit Facility acting on behalf of itself and the lenders thereto, and the guarantors party thereto. The Letter Agreement sets forth the terms under which the BMO LC Line shall be issued to BofA.

As of June 28, 2017, affiliates of Sun Capital owned approximately 58% of the Company’s outstanding common stock.

Further details are contained in, and this description is qualified in its entirety by, the ABL Amendment, the Letter Agreement and the BMO LC Line, which will be included as exhibits to the Company’s quarterly report on Form 10-Q for the fiscal quarter ending July 29, 2017.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 8.01       Other Events.

On June 28, 2017, the Company received an extension letter (the “Extension Letter”) from Sun Fund V extending the term of Sun Fund V’s obligations under the rights offering commitment letter, dated May 18, 2017, which provides the Company with an amount equal to $30.0 million of cash proceeds (the “Contribution Obligation”) in the event the Company conducts a rights offering of its common stock to its stockholders (a “Rights Offering”). Pursuant to the Extension Letter, Sun Fund V’s Contribution Obligation shall terminate upon the earliest to occur of (A) the consummation of the Rights Offering whereby the Company receives proceeds equal to or exceeding $30.0 million, (B) 11:59 p.m. New York City time on July 17, 2017 if the Rights Offering has not commenced by such time (which date to be extended by 45 days in the event the Company’s registration statement relating to the Rights Offering is reviewed by the Securities and Exchange commission (the “SEC”)) , (C) 11:59 p.m. New York City time on August 15, 2017 (which date to be extended by 45 days in the event the Company’s registration statement relating to the Rights Offering is reviewed by the SEC), and (D) the date Sun Fund V, or its affiliates, fund the Contribution Obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VINCE HOLDING CORP.

Date: June 28, 2017	By:	/s/ David Stefko
David Stefko
Executive Vice President, Chief Financial Officer